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                                                                    Exhibit 23.1

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Cornerstone Bancorp, Inc.



We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-73129) and Form S-3 (No. 333-73131) of our report dated January 29, 2001 relating to the consolidated statements of condition of Cornerstone Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2000 Annual Report on Form 10-KSB of Cornerstone Bancorp, Inc.

/s/ KPMG LLP

Stamford, Connecticut
March 21, 2001